Exhibit 4.3

Note Number: 2021CNJULY

Issue Date: July 15, 2021

CDN$100,000.00

12% CONVERTIBLE NOTE

FOR VALUE RECEIVED, WESTERN MAGNESIUM CORPORATION, a British Columbia company (the “Company”) promises to pay to JAMES CLARK OF LONG LAKE ENTERPRISES LTD. or its registered assignees (the “Holder”), the principal sum of ONE HUNDRED THOUSAND CANADIAN DOLLARS (CDN$100,000) in lawful currency of Canada (the “Principal Amount”) on JULY 15, 2022 or such earlier date as the Note may be permitted to be repaid as provided hereunder (the “Maturity Date”), and to pay interest to the Holder on the aggregate then outstanding principal amount of this Note at rate of 12% per annum, subject to Section 5 below, payable on the Maturity Date (except that, if any such date is not a Business Day, then such payment shall be due on the next succeeding Business Day) in cash. Interest shall be calculated on the basis of a 365-day year and shall accrue daily commencing on the Issue Date until payment in full of the Principal Amount, together with all accrued and unpaid interest and other amounts which may become due hereunder, has been made. The Company may prepay any portion of the Principal Amount on five (5) days’ prior written consent of the Holder subject to the prepayment terms and conditions set out in Section 5 hereto, and provided that for the three (3) days after delivery of such notice of repayment, the Subscriber may by written notice to the Issuer elect to convert the whole or any portion of the Note into Shares pursuant to the terms of this Note.

This Note is part of an offering of notes that may be issued on varying terms as this Note (the “Offering Notes”), which may be issued until the closing date as determined by the Company in its sole discretion. This Note will rank pari-passu with all Offering Notes.

This Note is subject to the following additional provisions:

1. Subscription Agreement

This Note has been issued pursuant to a subscription agreement between the Company and the Holder dated APRIL 22, 2021 (the “Subscription Agreement”) pursuant to which the Holder purchased this Note, and this Note is subject in all respects to the terms of the Subscription Agreement and incorporates the terms of the Subscription Agreement to the extent that they do not conflict with the terms of this Note. This Note may not be transferred, assigned or exchanged.

2. Events of Default

2.1 “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(a)	any default in the payment of the Principal Amount of this Note, the Subscription Agreement or under the General Security Agreement, as defined below, when the same becomes due hereunder or thereunder, or if the Company makes default in the observance or performance of something required to be done or some covenant or condition required to be observed or performed herein, the Subscription Agreement or in the General Security Agreement and, if such default is capable of being cured by the Company, the same is not cured within 15 calendar days (or, if such default is capable of being cured by the Company but not within such period of time and the Company has commenced taking action to cure such default within such period of time and diligently and in good faith continues taking such action, such greater period of time, not exceeding an additional 15 calendar days as may be necessary to cure such default); and

(b)	the Company shall commence, or there shall be commenced against the Company a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or there is commenced against the Company any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or the makes a general assignment for the benefit of creditors; or the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company for the purpose of effecting any of the foregoing.

2.2 If any Event of Default occurs, subject to any cure period, the full Principal Amount, together with interest and other amounts owing in respect thereof to the date of acceleration shall become, at the Holder’s election, immediately due and payable in cash. Upon payment of the full Principal Amount, together with interest and other amounts owing in respect thereof, in accordance herewith, this Note shall promptly be surrendered to or as directed by the Company. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by the Holder at any time prior to payment hereunder and the Holder shall have all rights as a Note holder until such time, if any, as the full payment under this Section shall have been received by it. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

3. Conversion

3.1 At any time while the Principal Amount is outstanding, the Principal Amount then outstanding (excluding any accrued but unpaid interest thereon) may be converted into units of the Company (each, a “Unit”) at the option of the Holder in whole or in part, at any time and from time to time. Each Unit is comprised of one common share (“Share”) and one common share purchase warrant (“Warrant”) of the Company. Each Warrant will be exercisable into one Share at an exercise price of CDN$0.20 per Share for a period of two (2) years from the date of issuance. The Holder shall convert a minimum of CDN$10,000 of the Principal Amount for any conversion, unless there is less than CDN$10,000 of the Principal Amount then outstanding.

3.2 The Holder shall effect conversions by delivering to the Company a duly completed and executed Notice of Conversion in the form attached hereto as Schedule A (a “Notice of Conversion”), specifying the aggregate amount of the Principal Amount to be converted and the date on which such conversion is to be effected (a “Conversion Date”), which date shall not be more than ten (10) days following the date of delivery of the Notice of Conversion. If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that is five (5) days following the date of delivery of the Notice of Conversion.

3.3 Any conversions hereunder shall have the effect of lowering the outstanding principal amount owing for such Principal Amount in an amount equal to the applicable amount of the Principal Amount being converted. The Company shall maintain records showing all Principal Amount converted and the date of such conversions. The other party shall deliver any objection to any Notice of Conversion within five (5) Business Days of receipt of such notice.

3.4 The Principal Amount will be convertible into common shares of the Issuer at the option of the Subscriber, at a conversion price of CDN$0.12 per Unit, subject to adjustment as provided for in the Note for consolidation of subdivision of the Shares before the delivery of the Notice of Conversion (the “Conversion Price”).

3.5 Not later than ten (10) Business Days after any Conversion Date, the Company will deliver to the Holder a certificate representing the number of Shares being issued, which certificate shall bear such restrictive legends and trading restrictions as are required by applicable laws and by the TSX Venture Exchange.

3.6 If the Company shall at any time or from time to time, while any Principal Amount is still outstanding, effect a subdivision or consolidation of the outstanding Shares, the Conversion Price in effect immediately before a subdivision shall be proportionately decreased, and, conversely, the Conversion Price in effect immediately before a consolidation shall be proportionately increased. Any adjustment under this Section 3.6 shall become effective at the close of business on the date the subdivision or consolidation becomes effective.

3.7 If at any time while any Principal Amount is outstanding, (i) the Company effects any merger or combination of the Company with or into another entity, (ii) the Company effects any sale of all or substantially all of its assets in one or more transactions, (iii) any tender offer or exchange offer (whether by the Company or another entity) is completed pursuant to which holders of Shares are permitted to tender or exchange their Shares for other securities, cash or property, or (iv) the Company effects any reclassification or recapitalization of the Shares or any compulsory share exchange pursuant to which the Shares are effectively converted into or exchanged for other securities, cash or property (other than a subdivision, consolidation or dividend provided for elsewhere in this Section 3) (in any such case, a “Fundamental Change”), then, upon any subsequent conversion of a Principal Amount, the Holder shall have the right to receive, for each Share that would have been issuable upon such conversion absent such Fundamental Change, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Change if it had been, immediately prior to such Fundamental Change, the holder of one Share (the “Alternate Consideration”). If holders of Shares are given any choice as to the securities, cash or property to be received in a Fundamental Change, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Principal Amount following such Fundamental Change.

3.8 Upon a conversion hereunder, the Company shall not be required to issue share certificates representing fractions of Shares, and the Company shall be entitled to round the number of Shares down to the nearest whole number. The Holder agrees to waive any rights or entitlements to fractional Shares that the Holder may have in connection with a conversion hereunder.

3.9 The Holder shall not have the right to convert any portion of a Principal Amount pursuant to the terms and conditions of this Note to the extent that, after giving effect to such conversion, the Holder (together with the Holder’s Affiliates (as defined in TSX Venture Exchange Policy 1.1) and persons acting jointly or in concert with such Persons (together, the “Joint Actors”)) would beneficially own in excess of 9.9% (the “Maximum Percentage”) of the number of Shares outstanding immediately after giving effect to such conversion, assuming the conversion of all securities of the Joint Actors which are convertible into Shares within sixty (60) days from the proposed Conversion Date, excluding the Shares issuable upon conversion of the Principal Amount.

4. Pari Passu Notes

The Holder and the Company each acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest thereon shall be pari passu in right of payment and in all other respects to the Offering Notes issued by the Company.

5. Prepayment

The Company may, from time to time at its option, upon five (5) days’ prior written notice (a “Prepayment Notice”) to the Holder, prepay (each a “Prepayment”) all or part of this Note (with all accrued and unpaid interest thereon) prior to the Maturity Date (the “Outstanding Principal”); provided that for the three (3) days after delivery of such notice of repayment, the Subscriber may by written notice to the Issuer elect to convert the whole or any portion of the Note into Shares pursuant to the terms of the Note. The Prepayment (less any tax required to be withheld by the Company) shall be paid by cheque or by such other reasonable means as the Company deems desirable. The mailing of such cheque from the Company’s registered office, or the payment by such other reasonable means as the Company deems desirable, on or before the prepayment date shall be deemed to be payment on the Prepayment date unless the cheque is not paid upon presentation or payment by such other means is not received. Notwithstanding the foregoing, the Company shall be entitled to require at any time, and from time to time, that the Prepayment be paid to the Holder only upon presentation and surrender at the registered office of the Company or at any other place or places designated by the Prepayment Notice. If only a part of the Note is to be prepaid, a new certificate for the balance shall be issued at the expense of the Company.

At any time after a Prepayment Notice is given, the Company shall have the right to deposit the amount of the prepayment with any chartered bank or banks or with any trust company or trust companies in the Province of British Columbia named for such purpose in the Prepayment Notice to the credit of a special account or accounts in trust for Holder, to be paid to it upon surrender to such bank or banks or trust company or trust companies of the certificate or certificates representing the Note. Upon such deposit or deposits being made or upon the prepayment date, whichever is later, the Note shall be and be deemed to be paid and the rights of the Holder shall be limited to receiving, without interest, the amount so deposited. Any interest allowed on such deposit or deposits shall accrue to the Company.

6. Notices

Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, shall be in writing, sent by a nationally recognized overnight courier service or by facsimile, addressed to the Company, Attn: President at the facsimile telephone number or address of the Company appearing on the books of the Company or such other address as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or email, sent by a nationally recognized overnight courier service addressed to the Holder at the email or facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the address of the Holder to which this Note was delivered. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (Pacific Standard Time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (Pacific Standard Time) on any date and earlier than 11:59 p.m. (Pacific Standard Time) on such date, (iii) the second business day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

7. Replacement of Note if Lost or Destroyed

If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

8. Governing Law

All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the Province of British Columbia, without regard to the principles of conflicts of law thereof.

9. Waivers

Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.

10. Usury

If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

11. Next Business Day

Whenever any payment or other obligation hereunder shall be due on a day other than a business day, which excludes Saturdays, Sundays and statutory holidays in British Columbia, such payment or share issuance shall be made on the next succeeding Business Day.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

WESTERN MAGNESIUM CORPORATION

Per:	/s/ Edward Lee
Authorized Signatory

SChedule “A”

Notice of Conversion

The undersigned hereby irrevocably elects to convert some or all of the Principal Amount under the Promissory Note (the “Note”) dated _________________ between WESTERN MAGNESIUM CORPORATION, a company incorporated pursuant to the laws of Delaware (the “Company”) and the undersigned, into Units according to the terms and conditions of the Note, as of the date written below. If Units are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. Capitalized terms used herein and not otherwise defined shall have the meanings set out in the Note. The undersigned represents that, at the time of notice of conversion, all of the representations and warranties contained in the Subscription Agreement between the Company and the undersigned pursuant to which these Notes were issued are true and accurate.

The undersigned agrees to comply with applicable securities laws in connection with any transfer of the aforesaid Units:

Conversion Date:
Applicable Conversion Price:
Aggregate amount of Principal Amount
Number of Units:
Principal Amount of Note unconverted:
Register the Units in the following name and address:

Signature of the Holder:
Name:
Address for delivery of Shares:

Phone Number:
Email Address: